                                                                    EXHIBIT 99.1


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders and the Board of Directors of 3DX Technologies Inc.:

We have audited the accompanying balance sheets of 3DX Technologies Inc. (a Delaware corporation) as of December 31, 1997 and 1996, and the related statements of operation, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3DX Technologies Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed further in Note 11, subsequent to February 25, 1998, the date of our original report, the Company's capital spending commitments exceeded sources of financing ultimately arranged during the second quarter and the unaudited financial statements as of and for the six-month period ended June 30, 1998, reflected that the Company had incurred losses of $6.4 million and its current liabilities exceeded its current assets by $2.8 million. These factors, among others as described in Note 11, create substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                          ARTHUR ANDERSEN LLP

Houston, Texas
February 25, 1998, except as to
Note 11, which is as of
September 8, 1998

                            3DX TECHNOLOGIES INC.

                                BALANCE SHEETS


                                                          DECEMBER 31,
                                                    --------------------------
                                                        1997         1996
                                                        ----         ----
                                    ASSETS

Current assets:
  Cash and cash equivalents........................ $ 1,568,091   $17,521,745
  Accounts receivable..............................   1,181,083       554,210
  Prepaid expenses.................................     110,681       165,095
                                                    -----------   -----------
   Total current assets............................   2,859,855    18,241,050
                                                    -----------   -----------
Property and equipment:
  Oil and gas properties, full-cost method:
   Evaluated.......................................  22,521,673     7,164,397
   Unevaluated.....................................  10,098,698     4,403,165
  Technical interpretation equipment...............   2,605,439     1,505,534
  Other property and equipment.....................     273,780       205,531
                                                    -----------   -----------
                                                     35,499,590    13,278,627
  Less accumulated depletion, depreciation and
     amortization.................................. (17,127,846)   (4,702,296)
                                                    -----------   -----------
                                                     18,371,744     8,576,331
  Other assets.....................................      78,041         9,808
                                                    -----------   -----------
                                                    $21,309,640   $26,827,189
                                                    ===========   ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................. $ 1,713,209   $ 1,960,984
  Accrued liabilities..............................   1,778,543       292,581
                                                    -----------   -----------
   Total current liabilities.......................   3,491,752     2,253,565
                                                    -----------   -----------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000
   shares authorized, none issued..................           -             -
  Common stock, $.01 par value, 20,000,000 shares
   authorized, 7,225,462 and 6,841,177 shares
   issued and outstanding, respectively............      72,255        68,412
  Paid-in capital..................................  38,085,357    34,189,700
  Deferred compensation............................    (512,132)     (893,040)
  Accumulated deficit.............................. (19,827,592)   (8,791,448)
                                                    -----------   -----------
   Total stockholders' equity......................  17,817,888    24,573,624
                                                    -----------   -----------
                                                    $21,309,640   $26,827,189
                                                    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                              3DX TECHNOLOGIES INC.

                            STATEMENTS OF OPERATIONS


                                                     YEARS ENDED DECEMBER 31,
                                               -------------------------------------
                                                  1997          1996        1995
                                                  ----          ----        ----

    Revenues:
      Oil and gas............................ $  3,045,447  $   851,827  $   274,511
      Interest and other.....................      585,154      247,960      236,186
                                              ------------  -----------  -----------
        Total revenues.......................    3,630,601    1,099,787      510,697
                                              ------------  -----------  -----------

    Costs and expenses:
      Lease operating........................      257,291       49,016       60,877
      Production taxes.......................      178,952       58,660       17,656
      Impairment of oil and gas properties...    9,061,240    1,476,690    1,627,321
      Depletion, depreciation, and
        amortization.........................    2,636,305      422,839      158,336
      General and administrative.............    2,532,957    1,827,946    1,134,882
                                              ------------  -----------  -----------
        Total costs and expenses.............   14,666,745    3,835,151    2,999,072
                                              ------------  -----------  -----------

    Net loss.................................  (11,036,144)  (2,735,364)  (2,488,375)
    Dividends on preferred stock.............            -     (520,393)  (1,058,956)
    Redemption premium on Series B preferred
        stock................................            -     (365,810)           -
    Accretion on preferred stock.............            -      (54,844)     (48,408)
                                              ------------  -----------  -----------

    Net loss applicable to common
        stockholders                          $(11,036,144) $(3,676,411) $(3,595,739)
                                              ============  ===========  ===========

    Basic and diluted net loss per common
      share..................................       $(1.53)      $(1.21)      $(1.20)
                                                    ======       ======       ======

    Weighted average number of common shares
      outstanding............................    7,193,837    3,042,466    2,987,908
                                                 =========    =========    =========



   The accompanying notes are an integral part of these financial statements.

                              3DX TECHNOLOGIES INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                            COMMON STOCK                                                   STOCK
                                          ----------------    PAID-IN      DEFERRED     ACCUMULATED     SUBSCRIPTIONS
                                          SHARES    AMOUNT    CAPITAL    COMPENSATION     DEFICIT        RECEIVABLE         TOTAL
                                          ------    ------    -------    ------------     -------        ----------         -----

Balance at December 31, 1994..........  2,987,908  $29,879  $   841,604   $       -     $ (1,519,298)     $(26,157)    $   (673,972)
Principal collections.................          -        -            -           -                -        36,156           36,156
Shares issued during 1995.............          -        -            -           -                -       (57,755)         (57,755)
Accrual of dividends..................          -        -            -           -       (1,058,956)            -       (1,058,956)
Accretion on preferred stock..........          -        -            -           -          (48,408)            -          (48,408)
Deferred compensation related
  to certain stock options............          -        -      888,855    (888,855)               -             -                -
Compensation expense related
  to certain stock options............          -        -            -      50,991                -             -           50,991
Net loss..............................          -        -            -           -       (2,488,375)            -       (2,488,375)
                                        ---------  -------  -----------  ------------   ------------      --------     ------------
Balance at December 31, 1995..........  2,987,908   29,879    1,730,459    (837,864)      (5,115,037)      (47,756)      (4,240,319)
Principal collections.................          -        -            -           -                -        47,756           47,756
Shares issued upon exercise of
  stock options.......................      3,124       31          573           -                -             -              604
Accrual of dividends..................          -        -            -           -         (520,393)            -         (520,393)
Accretion on preferred stock..........          -        -            -           -          (54,844)            -          (54,844)
Deferred compensation related
  to certain stock options............          -        -      922,806    (922,806)               -             -                -
Compensation expense related
  to certain stock options............          -        -            -     867,630                -             -          867,630
Shares issued in Initial Public
  Offering (net of offering costs)....  2,400,000   24,000   23,539,064           -                -             -       23,563,064
Conversion of Series C
  preferred to common stock...........  1,450,145   14,502    7,996,798           -                -             -        8,011,300
Redemption of Series B
  preferred stock.....................          -        -            -           -         (365,810)            -         (365,810)
Net loss..............................          -        -            -           -       (2,735,364)            -       (2,735,364)
                                        ---------  -------  -----------  ------------   ------------      --------     ------------
Balance at December 31, 1996..........  6,841,177   68,412   34,189,700    (893,040)      (8,791,448)            -       24,573,624
Shares issued for over-allotment......    375,000    3,750    3,796,396           -                -             -        3,800,146
Shares issued for exercise of
   stock options......................      9,285       93        3,155                            -             -            3,248
Deferred compensation related
   to certain stock options...........          -        -       96,106     (96,106)               -             -                -
Compensation expense related
  to certain stock options............          -        -            -     477,014                -             -          477,014
Net loss..............................          -        -            -           -      (11,036,144)            -      (11,036,144)
                                        ---------  -------  -----------  ------------   ------------      --------     ------------
Balance at December 31, 1997..........  7,225,462  $72,255  $38,085,357    $(512,132)   $(19,827,592)     $      -     $ 17,817,888
                                        =========  =======  ===========  ============   ============      ========     ============


   The accompanying notes are an integral part of these financial statements.

                              3DX TECHNOLOGIES INC.

                            STATEMENTS OF CASH FLOWS


                                              YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                            1997          1996          1995
                                            ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................. $(11,036,144) $ (2,735,364) $ (2,488,375)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
     Depletion, depreciation and
       amortization....................    3,366,242       883,962       446,350
     Compensation expense related to
        certain stock options..........      477,014       867,630        50,991
     Impairment of oil and gas
        properties.....................    9,061,240     1,476,690     1,627,321
     Increase in accounts receivable...     (626,873)     (440,506)      (45,485)
     (Increase) decrease in prepaid
        expenses.......................       54,414       (79,309)      (76,188)
     Increase (decrease) in accounts
        payable........................     (107,291)      388,767        (3,005)
     Increase (decrease) in accrued
        liabilities....................      240,963       253,415       (14,540)
                                        ------------  ------------  ------------
  Net cash provided by (used in)
    operating activities...............    1,429,565       615,285      (502,931)
                                        ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to oil and gas properties..  (19,948,293)   (6,166,219)   (2,185,804)
  Sales of oil and gas properties......            -             -       480,931
  Purchases of technical and other
    equipment..........................   (1,168,154)     (456,264)     (800,573)
  Proceeds from (purchases of)
    securities held to maturity........            -     1,595,167    (1,595,167)
  Other................................      (70,166)        5,000       (12,886)
                                        ------------  ------------  ------------
  Net cash used in investing activities  (21,186,613)   (5,022,316)   (4,113,499)
                                        ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock proceeds, net of
    issuance costs.....................    3,803,394    23,563,668             -
  Series B preferred stock proceeds,
    net of issuance costs..............            -             -        25,297
  Series C preferred stock proceeds,
    net of issuance costs..............            -       143,843     7,851,133
  Redemption of Series B preferred
    stock..............................            -    (6,687,100)            -
  Payment of Series C preferred stock
    dividends..........................            -      (795,649)            -
                                        ------------  ------------  ------------
  Net cash provided by financing
    activities.........................    3,803,394    16,224,762     7,876,430
                                        ------------  ------------  ------------
Net change in cash and cash equivalents  (15,953,654)   11,817,731     3,260,000
Cash and cash equivalents at beginning
  of year..............................   17,521,745     5,704,014     2,444,014
                                        ------------  ------------  ------------
Cash and cash equivalents at end of
  the year............................. $  1,568,091  $ 17,521,745  $  5,704,014
                                        ============  ============  ============

Supplemental Cash Flow Information
Non-cash Transactions:
    Dividends declared but not paid.... $          -  $          -  $    275,256
    Accretion on preferred stock.......            -        54,844        48,408
    Redemption premium on Series B
      preferred stock..................            -       365,810             -
    Stock dividend on Series B
      preferred stock..................            -             -       783,700
    Sale of Series C preferred stock
      in exchange for promissory notes.            -             -        57,755


    The accompanying notes are an integral part of these financial statements.

                             3DX TECHNOLOGIES INC.

                         NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION

      3DX Technologies Inc. ("3DX" or the "Company") began operations in January 1993 to offer 3-D seismic imaging and computer-aided exploration capabilities as a partner to experienced oil and gas operators. The Company combines its 3-D imaging capabilities with the operator's local knowledge and infrastructure to evaluate and exploit drilling opportunities. The Company primarily invests in prospects in the Gulf Coast region of the U.S., where 3-D seismic evaluation and interpretation is expected to reduce drilling risk. Working interests in major prospects have ranged from 5% to 40% in property investments to date.

      The Company was initially funded by its three founding stockholders and by Landmark Graphics Corporation (Landmark), a Houston company which is a leading supplier of interactive computer-aided exploration systems used by geoscientists to analyze subsurface data in the process of exploring for and producing petroleum reserves. The three founding stockholders of 3DX were formerly employed by Landmark.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OIL AND GAS PROPERTIES

      3DX accounts for its oil and gas properties using the full-cost method. All costs associated with the acquisition, exploration and development of oil and gas properties, including such costs as leasehold acquisition costs, geological and geophysical expenditures, dry hole costs and tangible and intangible development costs, are capitalized as incurred. Included in capitalized costs for 1997, 1996 and 1995 are general and administrative costs of $1,962,691, $1,146,722, and $618,614, respectively. Such capitalized costs include payroll and related costs of exploration department personnel which are directly attributable to the Company's current exploration and development activities. Other costs, such as office and facilities costs, technical equipment maintenance, depreciation and support and communication costs are also capitalized to the extent they are attributed to the Company's oil and gas property acquisition and exploration activities and would not otherwise be incurred if such activities were not being undertaken.

      Dispositions of proved oil and gas properties are reported as adjustments to capitalized costs, with gains and losses not recognized unless such adjustments would significantly alter the relationship between capitalized costs and estimated proved oil and gas reserves.

      The evaluated costs of oil and gas properties plus estimated future development and dismantlement costs (including plugging, abandonment and site-restoration costs) are charged to operations as depreciation, depletion, and amortization using the unit-of-production method based on the ratio of current production to estimated proved recoverable oil and gas reserves. The Company excludes unevaluated property costs from the depreciation, depletion and amortization calculations until proved reserves have been discovered or a determination of impairment has been made. Unevaluated properties are evaluated for impairment on a property-by-property basis.

      Impairment of capitalized costs of oil and gas properties is determined for each cost center on a country-by-country basis. For each cost center, to the extent that capitalized costs of oil and gas properties, net of related accumulated depreciation, depletion and amortization and any related deferred income taxes, exceed the future net revenues of estimated proved oil and gas reserves, discounted at 10% and net of any income tax effects, plus the lower of cost or fair value of unevaluated properties, such excess costs are charged to operations as an impairment of oil and gas properties. Writedowns of $9,061,240, $1,476,690 and $1,627,321 were recorded during 1997, 1996 and 1995, respectively.

      Other property and equipment, consisting of technical interpretation equipment and related software and office furniture, equipment and leasehold improvements are recorded at cost. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Depreciation of other property and equipment totaled $728,005, $459,189 and $288,014 for 1997, 1996 and 1995, respectively, and is included in general and administrative expenses.

ACCOUNTING FOR INCOME TAXES

      The Company provides deferred income taxes at the balance sheet date for the estimated tax effects of differences in the tax basis of assets and liabilities and their financial statement carrying amounts.

NATURAL GAS REVENUES

      Natural gas revenues are recorded using the sales method, whereby the Company recognizes natural gas revenues based on the amount of gas sold to product purchasers on its behalf. The Company has no material gas imbalances.

RENTAL INCOME

      The Company has an informal income-sharing arrangement with a seismic processing company whereby the Company receives a percentage of the seismic processing company's gross billings in exchange for office space and the use of technical equipment provided by the Company. The Company's share of billings under this arrangement amounted to $264,651, $229,556, and $58,195 in 1997, 1996 and 1995, respectively, and is reflected as a reduction of the Company's general and administrative expenses.

NET LOSS PER COMMON SHARE

      In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which establishes new computation, presentation, and disclosure requirements for earnings per share for public companies. The statement is effective for financial statements issued for periods ending after December 15, 1997. In connection with this new statement, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98, which prescribes a new accounting treatment for the impact on earnings per share of "nominal issuances" of common stock and common stock options issued within one year prior to the filing of a registration statement for an initial public offering of common stock. Under the prior rules, common stock options having a nominal exercise price issued within one year of an initial public offering were required to be reflected retroactively in the computation of earnings per share for all periods even if the effect was antidilutive. Under SAB No. 98, these common stock options are only required to be reflected in earnings per share if the effect is dilutive. The Company has restated all prior periods to reflect this change in accounting principle. The effect of this change is presented in the following table:


                                             Years ended December 31,
                                             ------------------------
                                              1997       1996       1995
                                              ----       ----       ----
Basic and diluted net loss per common
  share, as previously reported.........     $(1.53)    $(1.16)    $(1.14)
Retroactive effect of change in
  accounting principle..................          -      (0.05)     (0.06)
                                             ------     ------     ------
Basic and diluted net loss per common
  share.................................     $(1.53)    $(1.21)    $(1.20)
                                             ======     ======     ======

      The computation of basic and diluted net loss per common share was based entirely on the weighted average common shares outstanding. Stock options which are potentially dilutive were excluded from the net loss per common share calculation in each of the years presented as the effect would have been antidilutive. See Note 7 for the number of stock options outstanding.

STATEMENTS OF CASH FLOWS

      For the purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

      All of the Company's receivables are due from oil and gas producing companies located in the United States. The Company has not experienced any significant credit losses related to its receivables.

MAJOR CUSTOMERS

      Operators for producing oil and gas wells in which the Company holds working interests sold the Company's share of oil and gas production to three major customers during the years ended December 31, 1997, 1996 and 1995. Sales to one customer represented 63% and 58% of oil and gas revenues in 1997 and 1996, respectively. During 1995, sales to two customers represented 79% of oil and gas revenues.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of cash and cash equivalents, accounts receivable, account payable and accrued liabilities are short-term in nature and approximate fair value.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Oil and gas reserve estimates, which are the basis for units-of-production depletion and impairment of oil and gas properties, are inherently imprecise and are expected to change as future information becomes available.

PRIOR YEAR RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform with the current presentation.

ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and displaying of comprehensive income and its components. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments and related information in interim and annual financial statements. SFAS 130 and 131 are effective for periods beginning after December 15, 1997. These two statements will not have any effect on the Company's 1997 financial position or results of operations. Management is presently evaluating what, if any, additional disclosures may be required when these two statements are implemented.

3. INCOME TAXES

      Significant components of the Company's deferred tax liabilities and assets are as follows:


                                         December 31,
                                    ----------------------
                                       1997        1996
                                       ----        ----
Deferred tax liability:
  Exploration and development
   expenditures deducted for tax
   and capitalized for books...... $   981,479  $  (325,812)
  Other items, net................     (70,968)     (54,872)
                                   -----------  -----------
      Total deferred tax liability     910,511     (380,684)
                                   -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards   3,803,419    2,039,546
  Other items, net................     836,151      126,517
                                   -----------  -----------
      Total deferred tax assets...   4,639,570    2,166,063
  Less: Valuation allowance.......  (5,550,081)  (1,785,379)
                                   -----------  -----------
Net deferred tax assets...........    (910,511)     380,684
                                   -----------  -----------
Net deferred tax liability........ $         -  $         -
                                   ===========  ===========

      The Company did not record any current or deferred income tax provision or benefit in any of the periods presented. The Company's provision for income taxes differs from the amount computed by applying the statutory rate due principally to the valuation allowance recorded against its deferred tax asset account relating to net operating tax loss carryforwards. Management believes that such allowance is necessary until there is greater assurance that the net operating tax loss carryforwards can be utilized.

      The Company has recorded a valuation allowance against its deferred tax assets in each year to reflect the estimated portion for which realization is uncertain. As of December 31, 1997, the Company had tax net operating loss carryforwards of approximately $11.2 million which begin to expire in 2008. As a result of recent stock transactions, including the initial public offering, the Company's utilization of its net operating losses under Section 382 of the Internal Revenue Code is limited.

4. CREDIT AGREEMENT

      On December 18, 1997, the Company executed a credit agreement with a commercial bank. The credit agreement expires on June 30, 2002 and provides for total borrowings of $25 million, subject to availability under a borrowing base calculation which is redetermined on a quarterly basis. The credit agreement, which is secured by substantially all of the Company's producing oil and gas properties, had a current availability of $3.0 million under Tranche A of the agreement as of December 31, 1997. There was no availability under Tranche B. Tranche A advances carry an interest rate, at the Company's option, of either the London Interbank Offered Rate ("LIBOR") plus 2% or the lender's prime rate. Tranche B advances carry an interest rate of either LIBOR plus 4% or the lender's prime rate plus 2%. The credit agreement contains restrictions on dividends and additional liens and indebtedness and requires the maintenance of a minimum current ratio and net worth, each as defined in the credit agreement. There were no borrowings under the credit agreement during the year ended December 31, 1997.

5. MANDATORILY REDEEMABLE PREFERRED STOCK

SERIES B

      In November 1993, the Company issued 29,000 Series B equity units at $100 per unit, for total proceeds before offering costs of $2,900,000. In October 1994, the Company issued 25,000 additional Series B equity units at $100 per unit, for total proceeds before offering costs of $2,500,000. Each equity unit consisted of one share of redeemable Series B preferred stock, par value $.01 per share ("Series B Preferred Stock"), at $94.1558 per share and 30.215 shares of common stock, par value $.01 per share, at $0.19 per share. The Series B Preferred Stock carried a redemption value of $100 per share. The difference between the sales price and the redemption value was subject to pro-rata accretion which was charged to retained earnings, such that the book value of each share of Series B Preferred Stock would equal $100 at the required mandatory redemption in two installments commencing in November 2002. The Series B Preferred Stock also carried a cumulative annual dividend, payable on December 31 of each year, of $12.50 per share if paid in cash or .13276 shares of Series B Preferred Stock if paid in stock. All dividends were paid in additional shares of Series B Preferred Stock. Series B equity units totaling $1,025,000, or 19% of the total proceeds of the offering, were sold to related parties, consisting of officers of the Company, consultants and Landmark. Additionally, units totaling $3,032,000, or 56%, were sold to two investors and their affiliates, each of which required the right to designate one member of the Board of Directors of the Company.

      In connection with the initial public offering which was completed on December 26, 1996 (see Note 6), all of the issued and outstanding shares of Series B Preferred Stock were redeemed. The unamortized redemption premium of $365,810 was charged to the Company's accumulated deficit.

SERIES C

      During the period from July 26, 1995 through September 25, 1995, the Company sold a total of 2,662,241 shares of senior redeemable convertible Series C preferred stock, par value $.01 per share ("Series C Preferred Stock"), at $3.00 per share, for total proceeds before offering costs of $7,986,723. The Series C Preferred Stock carried a cumulative dividend at an annual rate of $.24 per share if paid in cash or .08 shares of Series C Preferred Stock if paid in stock, payable or accruing quarterly, commencing on December 31, 1995. Unpaid dividends earned interest at an annual interest rate of 8%. During the year ended December 31, 1996, the Company paid accrued dividends on Series C Preferred Stock of $795,649. Shares totaling $925,515, or 12% of the total proceeds, were sold to related parties, including consultants to and officers of the Company, as well as two directors and their affiliates. Additionally, one investor purchased shares totaling $3,999,999, or 50% of the offering, on the condition that it be given the right to designate one member of the Company's Board of Directors.

      Each share of Series C Preferred Stock was convertible into one share of common stock. Subsequent to the reverse stock split in October 1996, each share was convertible into .517 shares of common stock. The Series C Preferred Stock could be automatically converted to common stock upon the occurrence of certain conversion events, including the successful completion of an initial public offering of the Company's common stock if certain pricing and other criteria were met. The Series C preferred stock also contained a mandatory-redemption feature under which the stock could be redeemed, at the option of at least 67% of the holders, at the $3.00 per share liquidation value in two installments commencing in November 2002.

      In October 1995, the Board of Directors granted the holder of each share of Series C Preferred Stock a warrant to purchase additional shares equal to 10% of the shares owned by such holder, at an exercise price of $3.00 per share. Such shares were exercisable at any time until the earlier of (a) five years from the date of issuance and (b) the effective date of an initial public offering of the Company's securities. No value was assigned to these warrants as the computed value of the warrants using the Black-Scholes model was zero.

      In connection with the Initial Public Offering which was completed on December 26, 1996, all of the issued and outstanding shares of Series C Preferred Stock, and all outstanding Series C Preferred Stock warrants were converted into common stock.

STOCK SUBSCRIPTIONS RECEIVABLE

      Certain officers and directors of the Company purchased Series B equity units and Series C Preferred Stock for promissory notes, which are reflected as an offset to equity in the accompanying financial statements. The promissory notes were full recourse and carried interest at a fixed rate of 6% per annum. The notes from the Company's officers were collateralized by certain vested stock options the individuals held from their former employer. The principal and accrued interest on all notes for the purchase of equity securities of the Company were paid off as of December 31, 1996.

      The following table summarizes the 1996 and 1995 activity of Series B and Series C Preferred Stock:

                                           REDEEMABLE PREFERRED STOCK
                                    -----------------------------------------
                                        SERIES B               SERIES C
                                    -----------------     -------------------
                                    SHARES    AMOUNT      SHARES     AMOUNT
                                    ------    ------      ------     ------

Balance at December 31, 1994..      59,034   $5,451,522           -  $        -
Shares issued during 1995.....           -            -   2,662,241   7,986,723
Offering costs................           -         (860)          -     (87,834)
Accrual of dividends..........       7,837      783,700           -           -
Accretion to redemption value.           -       43,464           -       4,944
Balance at December 31, 1995..      66,871    6,277,826   2,662,241   7,903,833
Accretion to redemption value.           -       43,464           -      11,380
Redemption premium............           -      365,810
Redemption of Series B
   preferred..................     (66,871)  (6,687,100)          -           -
Exercise of outstanding
   warrants
    For cash..................           -            -      32,029      96,087
    Under cashless tender.....           -            -     110,653           -
Conversion to common stock....           -            -  (2,804,923) (8,011,300)
Balance at December 31, 1996..           -            -           -           -

6. STOCKHOLDERS' EQUITY

      In May 1995, the stockholders approved a 10-for-1 stock split of the Company's common stock. In October 1996, the stockholders approved a reverse stock split whereby holders of common stock received .517 shares of common stock for every share previously owned. All references in this report to number of common shares outstanding reflect stock splits retroactively to inception of the Company.

      On December 26, 1996, the Company completed an initial public offering for the sale of 2,400,000 shares of common stock at $11.00 per share, less offering costs. In January 1997, the Company's underwriters exercised their 30-day over-allotment option to purchase 375,000 additional shares of common stock at the offering price of $11.00 per share, less underwriting discounts and commissions. Total proceeds to the Company from the initial public offering, net of offering costs, were approximately $27.4 million.

7. STOCK OPTIONS

      In June 1994, the Board of Directors approved the 1994 Stock Option Plan (the "Plan") for employees, officers, directors and certain consultants of the Company. The ten year options vest over four years for employees, 25% at the end of each of the first two years and monthly over the last 24 months. For directors and consultants, the options vest 50% at the end of the first year and 25% at the end of the second and third years. Certain of these options are eligible for accelerated vesting upon a change of control of the Company. The Company has reserved a total of 2,004,937 shares of common stock for issuance under this Plan, of which 611,778 shares were available for grant as of December 31, 1997. The following table summarizes option balances and activity for the
Plan:

                                                                     WEIGHTED
                                                             NUMBER   AVERAGE
                                                                 OF  EXERCISE
                                                             SHARES     PRICE
             ----------------------------------------------------------------
             Options outstanding, December 31, 1994.....    438,783    $ 0.22
             Granted....................................    248,160      0.56
             Exercised..................................         -          -
             Canceled...................................         -          -
             ----------------------------------------------------------------
             Options outstanding, December 31, 1995.....    686,943      0.34
             Granted....................................    267,806      1.52
             Exercised..................................     (3,124)     0.19
             Canceled...................................   (157,146)     0.57
             ----------------------------------------------------------------
             Options outstanding, December 31, 1996.....    794,479      0.70
             Granted....................................    628,656     10.33
             Exercised..................................     (9,285)     0.35
             Canceled...................................    (33,100)     5.03
             ----------------------------------------------------------------
             Options outstanding, December 31, 1997.....  1,380,750    $ 4.98
             ----------------------------------------------------------------

             ----------------------------------------------------------------
             Exercisable options -
                December 31, 1995.......................    109,696     $0.22
                December 31, 1996.......................    344,396      0.28
                December 31, 1997.......................    554,183      0.56
             ----------------------------------------------------------------

                                     WEIGHTED WEIGHTED             WEIGHTED
             RANGE OF OPTIONS AVERAGE AVERAGE OPTIONS AVERAGE EXERCISE OUTSTANDING REMAINING EXERCISE EXERCISABLE EXERCISE
               PRICES  AT 12/31/97 LIFE (YRS)    PRICE AT 12/31/97    PRICE
       --------------------------------------------------------------------
        $0.19 to $0.58     734,693      7.02   $  0.37    537,897  $   0.32
       $7.79 to $11.88     646,057      9.40   $ 10.23     16,286  $   8.30
           Total         1,380,750      8.14   $  4.98    554,183  $   0.56


      In connection with stock options granted within one year of the initial public offering, the Company recorded deferred compensation as additional paid in capital with a corresponding offset to stockholders' equity. The amount of deferred compensation is based on the difference between the option exercise price and the $11.00 per share initial public offering common stock price for those options. Deferred compensation is being amortized as compensation expense over the option vesting period, and totaled $477,014, $867,630 and $50,991 during the years ended December 31, 1997, 1996 and 1995, respectively. Unamortized deferred compensation as of December 31, 1997 amounted to $512,132.

      In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. The Company has elected to continue accounting for employee stock options under Accounting Principles Board Opinion No. 25. Had the Company elected to apply SFAS No. 123, the estimated effects on net income and earnings per share resulting from grants made after December 31, 1994 would have been as follows:

                                              1997         1996       1995
                                              ----         ----       ----
      Net loss attributable to common
        stockholders:
         As reported...................  $(11,036,144) $(3,676,411) $(3,595,739)
         Pro forma.....................   (11,587,856)  (3,391,345)  (3,588,257)

      Basic and diluted earnings per
        share:
         As reported...................       $ (1.53)     $ (1.21)     $ (1.20)
         Pro forma.....................         (1.61)       (1.11)       (1.20)

      --------------------------------------------------------------------------
      Pro forma assumptions:
         Risk free interest rate:
            Maximum....................          6.72%        6.68%        5.98%
            Minimum....................          5.91%        5.35%        5.59%
         Expected option life:
            Maximum....................      4.5 years    4.5 years    5.0 years
            Minimum....................      3.7 years    3.7 years    4.6 years

      --------------------------------------------------------------------------
      Weighted average fair value of
         options granted during the year         $6.39        $8.95        $3.72

      --------------------------------------------------------------------------
      Volatility factor................           .703            -            -
      --------------------------------------------------------------------------

      Volatility was not considered in the calculation of option values prior to December 26, 1996, as the Company was not publicly traded.

8. SAVINGS PLAN

      The Company's employees participated, prior to January 1, 1998, in Landmark's 401-K employee savings plan (the Plan), which became effective upon inception of the Company. The Plan covers substantially all employees and entitles them to contribute up to 16% of their annual compensation, subject to limitations imposed by the Internal Revenue Code. The Company did not make any contributions to the Plan on behalf of employees during any of the years presented. Effective January 1, 1998, the Company established a separate employee savings plan exclusively for its employees with substantially the same terms and provisions as the previous Plan.

9. RELATED PARTIES

      Prior to the Company's initial public offering of common stock in December 1996, Landmark was the beneficial owner of greater than 5% of the issued and outstanding Common Stock and was considered a related party. In connection with its initial capitalization, the Company entered into a Technical Services Agreement with Landmark pursuant to which Landmark agreed to grant to the Company ongoing licenses to use Landmark software as Landmark first made such software available to its customers. In addition, the agreement provides for a strategic alliance between Landmark and the Company, which enables the Company to request, and requires Landmark to deliver, enhancements and modifications to existing Landmark software and, in certain instances, to develop new software for use in the Company's oil and gas exploration efforts. In exchange for such rights, the Company has agreed to serve as an alpha test site for software developed by Landmark. During 1997, 1996 and 1995, the Company purchased technical equipment and software, supplies and hardware maintenance from Landmark in the amounts of $645,109, $267,007 and $521,128, respectively.

      In addition, the Company and Landmark were also parties to an informal arrangement pursuant to which the Company's employees participated in Landmark's medical insurance plan, life insurance plans and 401(k) employee savings plan. The Company reimburses Landmark for the costs of providing these benefits, together with an administrative fee. Effective January 1, 1998, the Company ceased to participate in this informal arrangement and established separate benefit plans exclusively for its employees.

      In April 1995, the Company sold 66.67% of its working interest in the Double Diamond Jones Ranch prospect to a group of individual investors who are stockholders in the Company through a limited partnership. Proceeds from the sale, which represented both the estimated fair market value of the interest sold as well as 3DX's proportionate cost to date on the prospect, amounted to $480,931. No gain or loss was recorded on this transaction.

10. COMMITMENTS

      In March 1995, the Company entered into a 5-year office lease agreement. Future minimum payments under this non-cancelable office lease are as follows at December 31, 1997:

 1998....................................   $  94,633
 1999....................................      94,633
 2000....................................      15,772
 Total minimum lease payments............    $205,038

      Rental expense under this office lease amounted to $94,633, $94,633 and $83,919 during the years ended December 31, 1997, 1996 and 1995, respectively.

11. RECENT DEVELOPMENTS - GOING CONCERN UNCERTAINTY

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During 1998, the Company made capital spending commitments with the contractual understanding that it had $5.0 million of available borrowing capacity under its credit agreement and the expectation that it would be successful in obtaining additional capital through the sale of property interests and additional equity offerings.

      In April 1998, the bank, based on their assessment of the Company's proved reserves at December 31, 1997, reduced the Company's available borrowing capacity to $2.0 million, all of which had been borrowed as of June 30, 1998. Also, the Company has not yet sold any of its interests in oil and gas properties.

      On June 3, 1998, the Company signed a common stock subscription agreement for the sale of 1,462,044 shares of its common stock at a purchase price of $1.50. The agreement also granted the purchasers the option to purchase up to 1,871,290 additional shares of common stock at a per share price of $1.50. On June 10, 1998 the Company successfully completed the sale of the 1,462,004 shares of common stock for net proceeds of approximately $2.1 million. The related option to purchase additional shares expired without being exercised.

      As of June 30, 1998, the Company was not in compliance with certain covenants of the credit agreement pertaining to minimum working capital balances and aging of accounts payable. The bank agreed to waive these instances of non-compliance through September 30, 1998. As a result of the covenant violation, the Company had to classify the balance of its long-term debt of $2.0 million as a current liability in the June 30, 1998 unaudited balance sheet.

      The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to comply with the terms of its financing agreement. Based on current economic conditions, the Company will require sources of capital in addition to projected cash generated from operations to fund its future capital expenditures. Management of the Company continues to be actively engaged in soliciting new investors to provide additional funding for its capital program. Although the Company has identified potential sources of capital, it does not currently have any firm commitments from potential investors.

      The lack of firm commitments for additional financing, combined with recurring losses and a deficit in working capital (the unaudited interim financial statements reflect an additional $6.4 million of losses for the six-month period ended June 30, 1998 and a working capital deficit of $2.8 million as of June 30, 1998), raise substantial doubt about the ability of the Company to continue as a going concern. In the absence of additional financing, the Company may be required to reduce its planned level of capital expenditures or pursue other financial alternatives, which could include a sale or merger of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

QUARTERLY FINANCIAL DATA (UNAUDITED)

      The  table  below  sets  forth  selected  unaudited   quarterly  financial
information for 1997 and 1996:

     --------------------------------------------------------------------------
                                               QUARTER ENDED:
     --------------------------------------------------------------------------
                                MARCH 31    JUNE 30   SEPTEMBER 30  DECEMBER 31
                                --------    -------   ------------  -----------

     1997:
     Revenues (a)...........   $ 839,273  $  890,846   $   840,705  $ 1,059,777
     Net loss (b)...........     (40,458)   (460,474)     (590,225)  (9,944,987)
     Net loss applicable to
        common stockholders.     (40,458)   (460,474)     (590,225)  (9,944,987)
     Basic and diluted net
        loss per common
        share(c)............       (0.01)      (0.06)        (0.08)       (1.38)

     1996:
     Revenues (a)............  $ 183,310  $  169,041   $   273,786  $   473,650
     Net loss (b)............   (453,139) (1,372,840)     (445,590)    (463,795)
     Net loss applicable to
       common stockholders..    (638,434) (1,554,939)     (624,496)    (858,542)
     Basic and diluted net
       loss per common share
       as reported..........       (0.20)      (0.49)        (0.20)       (0.26)
     Retroactive effect of
       change in accounting
       principle (d)........       (0.01)      (0.03)        (0.01)       (0.01)
     Basic and diluted net
       loss per common
       share(c).............       (0.21)      (0.52)        (0.21)       (0.27)
                                   =====       =====         =====        =====

(a) As discussed in Note 2, rental income has been reflected as a reduction of general and administrative expense in all periods presented.
(b) As discussed in Note 2, the Company recorded a writedown of oil and gas properties of $9,061,240 in the fourth quarter of 1997, and writedowns totaling $1,476,690 in 1996, including $1,090,718 in the second quarter of 1996.
(c) Net loss per common share are computed independently for each of the quarters presented and therefore may not sum to the totals for the year.
(d) As discussed in Note 2, earnings per share amounts for periods prior to the Company's initial public offering have been restated to retroactively reflect the effect of SAB No. 98.

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

      The following table sets forth the Company's results of operations for oil and gas producing activities for the years ended December 31, 1997, 1996 and 1995.

                                             1997        1996         1995
                                             ----        ----         ----
Oil and gas revenues..................  $ 3,045,447  $   851,827  $   274,511
Lease operating costs.................      257,291       49,016       60,877
Production taxes......................      178,952       58,660       17,656
Impairment of oil and gas properties..    9,061,240    1,476,690    1,627,321
Depletion, depreciation and
   amortization.......................    2,636,305      422,839      158,336
                                        -----------  -----------  -----------
Loss before income taxes..............   (9,088,341)  (1,155,378)  (1,589,679)
Income tax expense (credit)...........            -            -            -
                                        -----------  -----------  -----------
Net loss..............................  $(9,088,341) $(1,155,378) $(1,589,679)
                                        ===========  ===========  ===========

Amortization per physical unit of
  production (equivalent Mcf of gas,
  converted at 6 to 1) ...............        $2.17        $1.31        $1.15
                                              =====        =====        =====

      The results of operations from oil and gas producing activities were determined in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities" ("SFAS No. 69") and, therefore, do not include corporate overhead, interest and other general income and expense items.

COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

      The aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the related accumulated depletion, depreciation, and amortization and impairment at December 31, 1997, 1996 and 1995 were as follows:

                                          1997        1996          1995
                                          ----        ----          ----

  Evaluated oil and gas properties.. $ 22,521,673  $ 7,164,397   $ 2,648,724
  Unevaluated oil and gas properties   10,098,698    4,403,165     1,375,145
                                     ------------  -----------   -----------
  Total capitalized costs...........   32,620,371   11,567,562     4,023,869
  Less-accumulated depletion,
     depreciation and amortization
     and impairments................  (15,473,403) $(3,775,858)  $(1,876,329)
                                     ------------  -----------   -----------
                                     $ 17,146,968  $ 7,791,704   $ 2,147,540
                                     ============  ===========   ===========

      The costs of unevaluated oil and gas properties consists of projects which at each date were undergoing exploration or development activities or were projects on which the Company planned to commence such exploration activities in the future. The Company will begin to amortize these costs when proved reserves are established or impairment is determined. The Company believes that substantially all of the unevaluated properties at December 31, 1997 will be fully evaluated within the succeeding two-year period.

      The following table represents an analysis of remaining unevaluated oil and gas property costs at December 31, 1997 according to the years in which they were incurred:

                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                        1997       1996       1995
                                        ----       ----       ----
Acquisition costs.................. $3,145,580  $  219,748   $21,525
Exploration costs..................  5,459,965   1,251,881         -
                                    ----------  ----------   -------
   Total........................... $8,605,545  $1,471,629   $21,525
                                    ==========  ==========   =======

      The following table sets forth the costs incurred in the Company's oil and gas property acquisition, exploration and development activities for the years presented:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                       1997         1996      1995
                                       ----         ----      ----
Property acquisition costs-
   Proved........................ $   70,000   $        -  $        -
   Unproved......................   4,794,238   1,171,217     490,141
Exploration costs................  15,654,152   6,269,266   1,611,192
Development costs................
                                      534,419     103,210           -
                                  -----------  ----------  ----------
                                  $21,052,809  $7,543,693  $2,101,333
                                  ===========  ==========  ==========


OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

RESERVES

      The process of estimating proved developed and proved undeveloped oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of available geologic, engineering and economic data for each reservoir. The data for a given reservoir may change over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur in the future. Although every reasonable effort is made to ensure that reserve estimates are based on the most accurate and complete information possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

      The following information regarding estimates of the Company's proved oil and gas reserves, all located in the United States, is based on reports prepared on behalf of the Company by the Company's independent petroleum engineers. The following table sets forth the changes in the Company's total proved reserves for the years ended December 31, 1997, 1996 and 1995. All of the reserve quantities reflected in the table below are proved developed reserves.

                                         YEAR ENDED DECEMBER 31,
                                    ----------------------------------
                                        1997        1996       1995
                                        ----        ----       ----

                                               Oil (Bbls)
                                    ----------------------------------
Proved reserves at the beginning
  of the year......................     32,428       41,193     39,886
Extensions, discoveries, and other
  additions........................     43,497        9,797     26,000
Revisions of previous estimates....      5,489      (10,079)   (18,000)
Purchases of reserves in place.....     21,405            -          -
Production.........................    (14,068)      (8,483)    (6,693)
                                    ----------    ---------  ---------
Proved reserves at the end of the
  year.............................     88,751       32,428     41,193
                                    ==========    =========  =========

                                                Gas (Mcf)
                                    ----------------------------------
Proved reserves at the beginning
  of the year......................  2,463,736      442,795  1,236,915
Extensions, discoveries, and other
  additions........................  2,546,337    2,284,482    104,000
Revisions of previous estimates....     53,855        7,661   (801,000)
Purchases of reserves in place.....          -            -          -
Production......................... (1,131,819)    (271,202)   (97,120)
                                    ----------    ---------  ---------
Proved reserves at the end of the
  year.............................  3,932,109    2,463,736    442,795
                                    ==========    =========  =========

STANDARDIZED MEASURES OF DISCOUNTED FUTURE NET CASH FLOWS

      The Company's standardized measure of discounted future net cash flows, and changes therein, related to proved oil and gas reserves are as follows (in thousands):

                                                       DECEMBER 31,
                                              -------------------------------
                                                 1997       1996      1995
                                                 ----       ----      ----
   Future cash inflow........................  $10,427   $ 9,354   $ 1,405
   Future production, development and
      abandonment costs......................   (2,195)   (1,430)     (329)
                                               -------   -------   -------
   Future cash flows before income taxes.....    8,232     7,924     1,076
   Future income taxes.......................        -         -         -

   Future net cash flows.....................    8,232     7,924     1,076
   10% Discount factor.......................   (1,184)   (1,301)     (305)
                                               -------   -------   -------
   Standardized measure of discounted future
      net cash flow..........................  $ 7,048   $ 6,623   $   771
                                               =======   =======   =======

   CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

   Sales of oil, gas and natural gas liquids,
      net of production costs................. $(2,609)   $ (744)  $  (196)
   Extensions, discoveries and other additions   4,737     6,594       349
   Revisions of previous quantity estimates...     124      (200)   (1,280)
   Net changes in prices and production costs.  (2,468)      173       (71)
   Accretion of discount......................     662        77       161
   Changes in future development costs........      60       (82)      103
   Purchases of reserves in place.............     109         -         -
   Changes in production rates (timing) and
      other...................................    (190)       34        99
                                               -------   -------   -------
   Net change................................. $   425   $ 5,852   $  (835)
                                               =======   =======   =======

      Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Future price changes are considered only to the extent provided by contractual arrangements. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pretax net cash flows related to proved oil and gas reserves, less the tax basis (including net operating loss carryforwards projected to be usable) of the properties involved.

      These estimates were determined in accordance with SFAS No. 69. Because of unpredictable variances in expenses and capital forecasts, crude oil and gas prices and oil and gas reserve volume estimates, as well as the statutory pricing and discounting assumptions used in these cash flow estimates, management believes the usefulness of this data is limited. These estimates of future net cash flows do not necessarily represent management's assessment of estimated fair market value, future profitability or future cash flow to the Company. Management's investment and operating decisions are based upon reserve estimates that include proved as well as probable reserves and upon different price and cost assumptions from those used herein.

      The future cash flows presented in the "Standardized Measures of Discounted Future Net Cash Flows" are based on year-end oil and gas prices for oil and gas reserves which as of December 31, 1997 were approximately $16.17 per barrel of oil and approximately $2.29 per Mcf of gas. The Company does not have oil and gas reserves which are committed under long-term oil and gas sales or hedging contracts.